EXHIBIT 21

                               KANEB SERVICES LLC
                                 SUBSIDIARY LIST


KANEB SERVICES LLC
    Kaneb, Inc.
    Kaneb LLC
    Kaneb Pipe Line Company LLC
        Kaneb Pipe Line Partners, L.P.
           Kaneb Pipe Line Operating Partnership, L.P.
               Support Terminal Operating Partnership, L.P.
                  ST Services Ltd
                                 ST Eastham Ltd.
                  ST Linden Terminal, LLC
                  ST/Center Chillicothe Terminal LLC
               Support Terminal Services, Inc.
                  StanTrans, Inc.
                             StanTrans Holding, Inc.
                            StanTrans Partners, L.P.
               Shore Terminals LLC
        Kaneb Investment, L.L.C.
        Kaneb Management Company LLC
           Diamond K Limited
           Kaneb Management, L.L.C.
        Martin Oil LLC
        Texas Energy Services LLC